NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following class of securities issued by
 Javelin Exchange-Traded Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

JETS Dow Jones Islamic Market International Index Fund
(suspended: 10/20/2010) symbol:JVS

JETS Contrarian Opportunities Index Fund (suspended: 9/30/2011) symbol:JCO

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has determined to liquidate the securitites listed above.
Accordingly,trading in the issues were suspended before the opening on the date specified above.